SOUTHWEST AIRLINES REPORTS JUNE TRAFFIC

DALLAS, TEXAS – July 8, 2015 – Southwest Airlines (NYSE: LUV) announced today that the Company flew 10.8 billion revenue passenger miles (RPMs) in June 2015, a 6.9 percent increase from the 10.1 billion RPMs flown in June 2014. Available seat miles (ASMs) increased 6.7 percent to 12.5 billion in June 2015, compared with the June 2014 level of 11.7 billion. The June 2015 load factor was a record for the month of June at 86.2 percent, compared with 86.1 percent in June 2014.

For the second quarter of 2015, the Company flew 30.9 billion RPMs, compared with 28.6 billion RPMs flown for the same period in 2014, an increase of 7.9 percent. Second quarter 2015 ASMs increased 7.0 percent to a level of 36.5 billion, compared with second quarter 2014 ASMs of 34.1 billion. The second quarter 2015 load factor was a record 84.6 percent, compared with 83.9 percent for the same period in 2014. The Company continues to expect its second quarter 2015 passenger revenue per ASM (PRASM) to decease in the 4.0 to 5.0 percent range, compared with second quarter 2014.

For the first half of 2015, the Company flew 56.7 billion RPMs, compared with 52.7 billion RPMs flown for the same period in 2014, an increase of 7.5 percent. Year-to-date 2015 ASMs increased 6.5 percent to a level of 68.8 billion, compared with the 64.6 billion for the same period in 2014. The year-to-date 2015 load factor was a record 82.5 percent, compared with 81.7 percent for the same period in 2014.

This release, as well as past news releases about Southwest Airlines Co., is available online at Southwest.com.

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Southwest Airlines Co.
Preliminary Comparative Traffic Statistics

JUNE
	2015	2014	Change
Revenue passengers carried	10,520,004	10,068,625	4.5%
Enplaned passengers	12,908,502	12,357,793	4.5%
Revenue passenger miles (000s)	10,757,440	10,066,937	6.9%
Available seat miles (000s)	12,475,838	11,692,896	6.7%
Load factor	86.2%	86.1%	0.1 pts.
Average length of haul	1,023	1,000	2.3%
Trips flown	110,038	109,758	0.3%

SECOND QUARTER
	2015	2014	Change
Revenue passengers carried	30,800,742	29,155,114	5.6%
Enplaned passengers	37,670,284	35,790,140	5.3%
Revenue passenger miles (000s)	30,858,381	28,589,997	7.9%
Available seat miles (000s)	36,476,030	34,096,212	7.0%
Load factor	84.6%	83.9%	0.7 pts.
Average length of haul	1,002	981	2.1%
Trips flown	326,309	327,343	(0.3)%

YEAR-TO-DATE
	2015	2014	Change
Revenue passengers carried	57,243,738	54,210,923	5.6%
Enplaned passengers	69,769,242	66,446,721	5.0%
Revenue passenger miles (000s)	56,719,247	52,745,314	7.5%
Available seat miles (000s)	68,773,495	64,570,794	6.5%
Load factor	82.5%	81.7%	0.8 pts.
Average length of haul	991	973	1.8%
Trips flown	622,879	626,981	(0.7)%

Investor Contact:
Southwest Airlines Investor Relations
214-792-4415

Media Contact:
Southwest Airlines Media Relations
214-792-4847
swamedia@wnco.com
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